                                                          EXHIBIT 12.1

                                                 ARIZONA PUBLIC SERVICE COMPANY

                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (THOUSANDS OF DOLLARS)


                                                                   Twelve Months Ended
                          ------------------------------------------------------------------------------------------------------
                            June 30,                                          December 31,
                          ------------  ----------------------------------------------------------------------------------------
                                                                                          1991
                              1994          1993          1992         1991 <F1>      Adjusted <F1>       1990          1989
                          ------------  ------------  ------------  --------------  ----------------  ------------  ------------
Earnings:
  Net Income............  $    246,175  $    250,386  $    246,805  $    (222,649)    $      184,380  $    180,012  $    212,354
  Income taxes (1)......       181,090       188,907       181,355        (94,750)           128,801       126,831       145,678
  Fixed Charges.........       216,506       220,590       246,246         281,959           281,959       292,117       276,429
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
      Total.............  $    643,771  $    659,883  $    674,406  $     (35,440)    $      595,140  $    598,960  $    634,461
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
Fixed Charges:
  Interest expense......  $    168,453  $    171,272  $    190,746  $      227,624    $      227,624  $    239,992  $    224,243
  Amortization of debt
    discount, premium
    and expense.........         9,502         9,203         8,000           5,995             5,995         5,302         5,967
  Estimated interest
    portion of annual
    rentals (2).........        38,551        40,115        47,500          48,340            48,340        46,823        46,219
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
      Total.............  $    216,506  $    220,590  $    246,246  $      281,959    $      281,959  $    292,117  $    276,429
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
Ratio of Earnings to
  Fixed Charges (rounded
  down).................          2.97          2.99          2.73           -0.13              2.11          2.05          2.29
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------

(1) Income Taxes:

  Charged to operations.  $    155,799  $    168,056  $    164,620  $       96,273    $      117,408  $    106,044  $    122,674
  Charged (credited) to
    other accounts......        25,291        20,851        16,735       (191,023)            11,393        20,787        23,004
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
      Total.............  $    181,090  $    188,907  $    181,355  $     (94,750)    $      128,801  $    126,831  $    145,678
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
(2) Estimated interest
    portion of Unit 2
    lease payments
    included in estimated
    interest portion of
    annual rentals......  $     35,675  $     37,407  $     43,581  $       43,625    $       43,625  $     43,666  $     43,703
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
                          ------------  ------------  ------------  --------------    --------------  ------------  ------------
- ----------

<F1>  The  write-off  resulting  from  the  Arizona Corporation Commission order settling the Company's rate case resulted in a negative coverage ratio and an earnings coverage deficiency of approximately $317 million at December 31, 1991. Excluding the effects of the write-off, the coverage ratio would have been 2.11 for the same period.